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                                                                   Exhibit B-1.4


                                SERVICE AGREEMENT


         This Service Agreement is executed this 1st day of March, 1998, by and between Conectiv Resource Partners, Inc., a Delaware corporation and a mutual service company formed under the terms of the Public Utility Holding Company Act of 1935 ("Service Company") and Delmarva Services Company, a Delaware Corporation and an associate company of the Conectiv system ("Client Company" and collectively with other associate companies that have or may in the future execute this form of Service Agreement, the "Client Companies").

WITNESSETH

         WHEREAS, the Securities and Exchange Commission (hereinafter referred to as the "SEC") has approved and authorized as meeting the requirements of
Section 13(b) of the Public Utility Holding Company Act of 1935 (hereinafter referred to as the "Act"), the organization and conduct of the business of the Service Company in accordance herewith, as a wholly-owned subsidiary service company of Conectiv; and

         WHEREAS, the Service Company and certain Client Companies have entered into this Service Agreement whereby the Service Company agrees to provide and the Client Companies agree to accept and pay for various services as provided herein and determined in accordance with applicable rules and regulations under the Act, which require the Service Company to fairly and equitably allocate costs among all associate companies to which it renders services; and

         WHEREAS, economies and efficiencies benefiting the Client Companies will result from the performance by Service Company of the services as herein provided:

         NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties to this Service Agreement covenant and agrees as follows:

ARTICLE I - SERVICES

         Section 1.1. The Service Company shall furnish to a Client Company, as requested by a Client Company, upon the terms and conditions hereinafter set forth, such of the services described in Appendix A hereto (as such may be amended from time to time) at such times, for such periods and in such manner as the Client Company may from time to time request and which the Service Company concludes it is equipped to perform. The Service Company shall also provide a Client Company with such special services, in addition to those services described in Appendix A hereto, as may be requested by a Client Company and which the Service Company concludes it is equipped to perform. In supplying such services, the Service Company may arrange, where it deems appropriate, for the services of such experts, consultants, advisors and other persons with necessary qualifications as are required for or pertinent to the provision of such services.

         Section 1.2. Each Client Company shall take from the Service Company such of the services described in Section 1.1 and such additional general or special services, whether or not now contemplated, as are requested from time to time by such Client Company and which the Service Company concludes it is equipped to perform.

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         Section 1.3. The services described herein shall be directly assigned, distributed or allocated by activity, project, program, work order or other appropriate basis. A Client Company shall have the right from time to time to amend, alter or rescind any activity, project program or work order provided that (i) any such amendment or alteration which results in a material change in the scope of the services to be performed or equipment to be provided is agreed to by the Service Company, (ii) the cost for the services covered by the activity, project, program or work order shall include any additional expense incurred by the Service Company as a direct result of such amendment, alteration or rescission of the activity, project, program, or work order, and (iii) no amendment, alteration or rescission of an activity, project, program, or work order shall release a Client Company from liability for all costs already incurred by the Service Company pursuant to the activity, project, program, or work order, regardless of whether the services associated with such costs have been completed.

ARTICLE II - COMPENSATION

         Section 2.1. As compensation for the services to be rendered hereunder, each Client Company shall pay to the Service Company all costs which reasonably can be identified and related to particular services performed by the Service Company for or on Client's behalf, such costs to be determined in accordance with Rule 91 and other applicable rules and regulations under the Act. Where more than one Client Company is involved in or has received benefits from a service performed, costs will be directly assigned, distributed or allocated, as set forth in Appendix A hereto, between or among such companies on a basis reasonably related to the service performed.

         Section 2.2. It is the intent of this Service Agreement that the payment for services rendered by the Service Company to the Client Companies under this Service Agreement shall cover all the costs of its doing business (less the cost of services provided to associated companies not a party to this Service Agreement and other non-associated companies), including but not limited to, salaries and wages, office supplies and expenses, outside services employed, insurance, injuries and damages, employee benefits, miscellaneous general expenses, rents (including property leased from Client Companies for use by the Service Company), maintenance of structures and equipment, depreciation and amortization, and compensation for use of capital (initially one hundred percent debt capital) as permitted by Rule 91 under the Act.

         Section 2.3. The method of assignment, distribution or allocation of costs described in Appendix A shall be subject to review annually, or more frequently if appropriate. Such method of assignment, distribution or allocation of costs may be modified or changed by the Service Company upon the express approval of the modification by each affected Client Company without the necessity of an amendment to this Service Agreement provided that in each instance, costs of all services rendered hereunder shall be fairly and equitable assigned distributed or allocated, all in accordance with the requirements of the Act and any orders promulgated thereunder and notice of such change is provided to the Client Company.

         Section 2.4. The Service Company shall render a monthly statement to each Client Company which shall reflect the billing information necessary to identify the costs charged for that month. By the tenth (10th) calendar day following billing, each Client Company shall remit

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to the Service Company all charges. Monthly charges may be billed on an estimated basis, but adjustments will be made within ninety (90) days to assure that billings are in accord with Sections 2.1 and 2.2 above.

ARTICLE III - TERM

         Section 3.1. This Service Agreement shall become effective as of the day of above written, and shall continue in force for five (5) years until terminated by either party upon no less than ninety (90) days' prior written notice to the other party. Upon each five (5) year anniversary of this agreement, the parties may extend this agreement, with or without modifications, for an additional five (5) years by mutual written agreement to such and extension. This Service Agreement shall also be subject to termination or modification at any time, without notice, if and to the extent performance under this Service Agreement may conflict with the Act or with any rule, regulation or order of the SEC or any other regulatory body adopted before or after the date of this Service Agreement.

ARTICLE IV - MISCELLANEOUS

         Section 4.1. All accounts and records of the Service Company shall be kept in accordance with the General Rules and Regulations promulgated by the SEC pursuant to the Act and, in particular, the Uniform System of Accounts for Mutual Service Companies and Subsidiary Service Companies in effect from and after the date hereof, except as specifically approved by the SEC.

         Section 4.2. Other existing subsidiaries and new direct or indirect subsidiaries of Conectiv which may come into existence after the effective date of this Service Agreement may become additional Client Companies (collectively, the "New Client Companies") subject to this Service Agreement by execution of this form of agreement, as it may be amended at that time. In addition, the parties hereto upon the express approval of each affected Client Company shall make such changes in the scope and character of the services to be rendered and the method of assigning, distributing or allocating costs of such services among the Client Companies and the New Client Companies under this Service Agreement as may become necessary.

         Section 4.3. The Service Company shall permit a Client Company access to its accounts and records, including the basis and computation of allocations.

         Section 4.4. This Service Agreement and any amendments hereto shall not be effective until any necessary regulatory approvals have been obtained.



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         IN WITNESS WHEREOF, the parties hereto have caused this Service
Agreement to be executed as of the date and year first above written.


                                       CONECTIV RESOURCE PARTNERS, INC.

                                       By: /s/ L. M. Walters
                                       -----------------------------
                                       Title:


                                       Delmarva Services Company

                                       By: /s/ T. S. Shaw
                                       -----------------------------
                                       Title: